Exhibit 10.24

29 September 2014

Dear Charlie,

This letter, once signed by you, will constitute the agreement between you and Jaguar Animal Health, Inc. (“Company”) regarding the terms of your separation from employment with the Company (hereinafter the “Agreement”). Thank you for all of your contributions over the years.

On September 16th you resigned from the Company and stated that your last day would be Friday, Sept. 19, 2014. However, to allow for time to transition your responsibilities, we have agreed that you will remain with the Company through October 17, 2014 in a reduced capacity and at a reduced salary.

Your responsibilities will include:

•                  Create a detailed list of questions and responses that you anticipate the Company will receive from potential investors

•                  Provide commentary on every page of the Company’s business model (in excel)

•                  Work with Company staff and or an excel consultant to restructure Jaguar’s business model

•                  Additional tasks as needed to help identify and transition your work to others at the Company

The details of your separation from the Company are as follows:

1. In a phone conversation on September 16, 2014, with Lisa Conte, you resigned, effective Friday, Sept. 19, 2014, from your position as Executive Vice President, Finance, and Chief Financial Officer, Treasurer and Secretary of the Company. In a meeting on September 18, 2014, with John Kallassy, you agreed that you would remain with the Company in a reduced role and that you would be compensated at fifty percent (50%) of your previous base salary. You will no longer be an officer of Jaguar, your new title will be “Finance”, and your last day of work for the Company will be October 17, 2014. You can perform your work at your home office but may be asked to meet with Company representatives as needed. On the last day of your engagement with the Company, you will confirm that you have deleted all Company files from your Company issued laptop and the Company will issue you paperwork transferring ownership of that laptop to you. Before leaving the Company you will return all other Company property and confirm that you do not possess any other Company property.

Jaguar Animal Health, Inc. • 185 Berry Street, Suite 1300 • San Francisco, CA 94107

Tel: +1 (415) 371-8300 • Fax: +1 (415) 371-8311 • www.jaguaranimalhealth.com

2. The claims you are releasing in this Agreement do not include any claims for earned wages, bonuses, commission pay, or paid time off/vacation days. Your accrued paid time off, as shown in the table below, totals $10,727.78. You will not accrue additional paid time off after September 16th, 2014. By signing below, you acknowledge you have been paid or understand that you will be paid your earned salary, accrued vacation pay, and any applicable bonuses or commissions through the effective date of your termination.

Time off Accrual

Pay periods	14.5
Hours accrued per pay period	7.69
Hourly rate	$122.60
Vacation taken (24 hours*$122.60)	$(2,942.31)
Total	$10,727.78

3. As an accommodation to you and as a show of good will on your part, the Company has agreed to employ you through October 17th on a limited basis and for the responsibilities listed above and at fifty percent (50%) of your base salary. Accordingly, you will be paid four thousand nine hundred and eight dollars and eighty-five cents ($4,908.85) per two-week pay period, less applicable payroll taxes and other authorized deductions. The Company will continue to pay any insurance that it had previously paid on your behalf until the last day of your engagement with the Company. You agree to immediately sign the Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”), attached hereto as Exhibit A, which you received but didn’t sign at the time of your initial term of employment by the Company. Your agreement to the terms of the Confidentiality Agreement does not entitle you to any additional benefits or compensation of any kind beyond what is described in this Agreement. You understand and agree that this employment is extended to you in exchange for your signature and release pursuant to the terms of this Agreement.

4. By signing this Agreement you agree and acknowledge that you have relinquished all authority with regard to the operation of the Company, including, without limitation, signature authority you may possess for any of the Company’s bank accounts.

5. By signing below you waive and release any and all claims you have or might have against the Company that are the result of any act or failure to act that occurred before the effective date of this Agreement.

The claims you are releasing include, but are not limited to, discrimination, harassment, retaliation, or privacy claims arising under federal, state, and local statutory or common

Jaguar Animal Health, Inc. • 185 Berry Street, Suite 1300 • San Francisco, CA 94107

Tel: +1 (415) 371-8300 • Fax: +1 (415) 371-8311 • www.jaguaranimalhealth.com law, such as the First and Fourteenth Amendments to the United States Constitution, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, Article I of the California Constitution, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the Wage Orders of the California Industrial Welfare Commission, and the California Unfair Business Practices law (Cal. Bus. and Prof. Code Sec. 17200, et seq.).

6. You further understand that the claims you are releasing include any and all claims you have or might have against the Company that are the result of any act or failure to act that occurred before the effective date of this Agreement, whether or not you presently are aware that you have such a claim. This includes your express waiver of any claims that would otherwise be covered by Section 1542 of the California Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

This does not include any claims that arise from acts or events occurring after the date of this Agreement, or any claim to enforce the terms of this Agreement.

7. As part of your overall compensation from your employment with the Company, you were granted stock options (grant date April 2014) and restricted stock units (“RSUs”) (grant date June 2014). You acknowledge and agree that (a) no portion of the stock options or RSUs granted to you by the Company are vested as of the date of this letter and will not be vested as of your scheduled employment termination date of October 17, 2014; and (b) such unvested stock options and RSUs will expire and be forfeited by you on the date of your termination of employment with the Company.

8. It is the Company’s sincere desire that you sign this Agreement knowingly and voluntarily, without coercion or duress. By signing below, you acknowledge that in accordance with the federal Older Workers Benefit Protection Act of 1990, you have been made aware that: (a) you have the right to consult with an attorney before signing this Agreement and are advised to do so; (b) you have 21 days from the date you are presented with this Agreement to consider the release of your claims; and (c) you have seven days after signing this Agreement to revoke your consent. If you revoke your consent to this Agreement, you will be ineligible to receive the additional payment described in Paragraph 3, above and you will not be allowed to retain your Company issued laptop.

9. The effective date of this Agreement is the date that you sign below.

Jaguar Animal Health, Inc. • 185 Berry Street, Suite 1300 • San Francisco, CA 94107

Tel: +1 (415) 371-8300 • Fax: +1 (415) 371-8311 • www.jaguaranimalhealth.com

10. This Agreement is executed in the State of California, will be governed by the laws of California, and constitutes the entire agreement between the parties. If any provision of this Agreement is deemed illegal or unenforceable, the remaining provisions will still be fully binding and enforceable.

By signing below, you acknowledge that you have read and understand the terms of this Agreement, and that it is your intent to release any claims you have or may have against the Company, as described above, in exchange for adequate consideration offered to you by the Company. You also acknowledge that you either have consulted an attorney regarding this Agreement or you have elected not to consult an attorney, and are therefore knowingly and voluntarily entering into this Agreement.

Signed:	/s/ Charles Thompson
Charles Thompson

Date: 10/02/2014

For Jaguar Animal Health, Inc.:

Signed:	/s/ Lisa A. Conte
Lisa A. Conte, CEO

Date: 09/30/2014

Jaguar Animal Health, Inc. • 185 Berry Street, Suite 1300 • San Francisco, CA 94107

Tel: +1 (415) 371-8300 • Fax: +1 (415) 371-8311 • www.jaguaranimalhealth.com